FOR RELEASE Thursday, October 17, 2024

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces Record Third-Quarter 2024 Results; Improves 2024 OEBITDA Outlook

MCLEAN, Va. – October 17, 2024 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”), a leading provider of global voice and data satellite communications, today reported financial results for the third quarter of 2024 and updated its full-year 2024 outlook. Net income was $24.4 million, or $0.21 per diluted share, for the third quarter of 2024, as compared to net loss of $1.6 million, or $0.01 per diluted share, for the third quarter of 2023. Operational EBITDA (“OEBITDA”)(1) for the third quarter was a record $124.4 million, as compared to $121.3 million for the prior-year period. Net income benefitted from the year-over-year increases in service revenue, engineering and support revenue and equipment sales. In the third quarter, Iridium also had lower operating expenses compared to the prior year period primarily due to a decline in depreciation expense associated with the extension of the estimated useful lives of the Company’s satellites.

Iridium reported record third-quarter total revenue of $212.8 million, which consisted of $159.9 million of service revenue and $52.9 million of revenue related to equipment sales and engineering and support projects. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, grew 5% from the year-ago period and was 75% of total revenue for the third quarter of 2024. Total revenue increased 8% versus the comparable period of 2023, largely due to higher commercial service revenue and government engineering revenue.

The Company ended the quarter with 2,482,000 total billable subscribers, which compares to 2,236,000 for the year-ago period and is up from 2,413,000 for the quarter ended June 30, 2024. Total billable subscribers grew 11% year-over-year, led by growth in commercial IoT.

“Robust revenue and subscriber growth in the third quarter continued to support Iridium’s shareholder-friendly activities and ongoing capital returns. Since 2021, Iridium has returned over $1 billion to common shareholders through stock repurchase and dividend activities,” said Matt Desch, CEO, Iridium. Desch added, “Most recently, our Board of Directors further expanded our buyback program by authorizing the repurchase of an additional $500 million of Iridium common stock through December 31, 2027.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 63% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. Many of these customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $133.3 million, up 6% from last year’s comparable period primarily due to continued growth in IoT data and voice and data services.
•Commercial voice and data: Revenue was $57.7 million, up 3% from the year-ago period. Subscribers grew 3% from the year-ago period to 422,000. Average revenue per user (“ARPU”) was $46 during the third quarter, unchanged from the prior year period.
•Commercial IoT data: Revenue was $43.7 million, up 14% from the year-ago period. Subscribers grew 14% from the year-ago period to 1,902,000 customers, driven by continued growth in consumer personal communications devices and commercial users. ARPU was $7.79 in the third quarter, compared to $7.90 in the prior year period.
•Commercial broadband: Revenue was $15.5 million, down 1% from $15.8 million in the year-ago period due to the transition of our maritime user base to a companion service for VSAT solutions. ARPU was $309 during the third quarter, compared to $322 in the prior year period.
•Hosted payload and other data service: Revenue was $16.4 million, up 9% from $15.0 million in the year-ago period. The increase reflected higher revenue from other data services, including from Iridium’s growing PNT services, which more than offset a year-over-year decrease in hosted payload revenue recognition related to the extension in the estimated useful lives of Iridium’s satellites.

•Iridium’s commercial business ended the quarter with 2,341,000 billable subscribers, which compares to 2,094,000 for the prior-year quarter and is up from 2,271,000 for the quarter ended June 30, 2024. IoT data subscribers represented 81% of billable commercial subscribers at the end of the quarter, an increase from 80% at the end of the corresponding prior-year period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.
Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium® gateway under two other contracts with the U.S. Space Force, which is accounted for as engineering and support revenue. Iridium Certus® airtime services are not included under these contracts and may be procured separately for an additional fee.

•Government service revenue remained relatively unchanged from the prior-year quarter at $26.5 million in the third quarter. On September 15, 2024, the EMSS Contract’s annual rate increased to $107 million, reflecting a previously negotiated contractual step up.

•Iridium’s U.S. government business ended the quarter with 141,000 subscribers, which compares to 142,000 at each of the prior-year quarter and the quarter ended June 30, 2024. The Company expects subscriber count to be variable due to the nature of this fixed-price contract. Government voice and data subscribers increased 3% from the year-ago period to 63,000 as of September 30, 2024. Government IoT data subscribers decreased 4% year-over-year and represented 55% of government subscribers at quarter-end.

Equipment
•Equipment revenue was $22.2 million in the third quarter, up 9% compared to $20.4 million in the prior-year quarter.
•In 2024, the Company expects equipment sales to be lower than 2023 and more in line with periods prior to 2022.

Engineering & Support
•Engineering and support revenue was $30.7 million during the third quarter, up 22% compared to $25.2 million in the prior-year quarter, primarily due to a rise in activity with the U.S. government.
•In 2024, the Company expects engineering and support revenue to increase from 2023 with expanded work on the Space Development Agency contract.

Capital expenditures were $18.6 million for the third quarter, including $1.3 million in capitalized interest. The Company ended the third quarter with gross Term Loan debt of $1.8 billion and a cash and cash equivalents balance of $159.6 million. The Company upsized its Term Loan by $200 million in July 2024 and has used cash to continue to execute on its share repurchase plan. The Company ended the third quarter with a net debt balance of $1.7 billion, representing net leverage of 3.5 times trailing twelve months OEBITDA.

Iridium paid a dividend of $0.14 per common share on September 30, 2024, resulting in year-to-date dividend payments of $49.1 million to stockholders.

During the quarter, the Company repurchased approximately 4.7 million shares of its common stock, or 4% of outstanding shares, under its previously announced share repurchase program at a total purchase price of $128.6 million, excluding related commissions and taxes. On September 19, 2024, the Company’s Board of Directors authorized an additional $500 million in share repurchases through December 31, 2027 and, as of September 30, 2024, $552.2 million remained available and authorized for repurchase under this program. The Company has retired 25.8 million shares, equivalent to $947.8 million since its share repurchase program commenced in February 2021.

2024 Outlook and Longer-Term Outlook
The Company updated its full-year 2024 outlook:

•Total service revenue growth of approximately 5% for full-year 2024. Total service revenue for 2023 was $584.5 million. (Previous guidance was for total service revenue growth between 4% and 6% for full-year 2024.)
•Full-year 2024 OEBITDA between $465 million and $470 million. OEBITDA for 2023 was $463.1 million. (Previous guidance was for full-year 2024 OEBITDA of between $460 million and $470 million.)
•Cash taxes of less than $10 million per year from 2024 through 2026. We expect that the longer-term cash tax rate will move closer to the statutory rate in 2028.
•Net leverage below 4.0 times OEBITDA through 2026 and falling below 2.0 times OEBITDA by the end of the decade, assuming ongoing execution of the Company’s share repurchase authorization and the payment of quarterly dividends consistent with the current level. Net leverage was 3.1 times OEBITDA at December 31, 2023.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, gain (loss) on equity method investments, acquisition and related costs, and share-based compensation expenses. Management believes such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. The Company does not provide a forward-looking reconciliation of expected full-year 2024 Operational EBITDA guidance as the amount and significance of certain items, such as share-based compensation, acquisition related costs and gain/loss on equity method investments, required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP net income (loss)	$24,446	$(1,642)	$76,435	$(22,608)
Interest expense, net	24,246	34,660	68,706	71,273
Income tax (benefit) expense	6,005	(6,009)	18,501	(16,673)
Depreciation and amortization	51,160	76,825	151,680	267,213
Share-based compensation	17,678	15,943	51,026	45,500
Acquisition and related costs(1)	410	—	2,785	—
(Gain) loss, net on equity method investments	467	1,489	(15,664)	4,321
Operational EBITDA	$124,412	$121,266	$353,469	$349,026
(1)     Represents direct costs incurred in connection with the negotiation, consummation and integration of acquisition transactions, whether or not actually completed. These costs generally include legal and advisory fees, severance and other related costs.

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, October 17, 2024. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations, and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2024, Iridium acquired Satelles, Inc. and announced the Iridium Satellite Time and Location service. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services, and partner solutions, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA and cash taxes for 2024; cash taxes and net leverage over the long term; anticipated equipment sales and engineering and support service revenue for 2024; amount and timing of share repurchases, the payment of dividends, expected revenues from its EMSS contract with the U.S. government and subscriber count. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on February 15, 2024, and the Company’s Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on July 23, 2024, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended September 30,
	2024	2023
Revenue
Service revenue
Commercial	$133,309	$125,450
Government	26,546	26,500
Total service revenue	159,855	151,950
Subscriber equipment	22,169	20,422
Engineering and support service	30,747	25,230
Total revenue	212,771	197,602
Operating expenses
Cost of services (exclusive of depreciation and amortization)	43,848	41,394
Cost of subscriber equipment sales	12,769	12,823
Research and development	6,189	5,037
Selling, general and administrative	43,953	33,368
Depreciation and amortization	51,160	76,825
Total operating expenses	157,919	169,447
Operating income (loss)	54,852	28,155
Other income (expense), net
Interest expense, net	(24,246)	(34,660)
Other income, net	312	343
Total other expense, net	(23,934)	(34,317)
Income (loss) before income taxes and loss on equity method investments	30,918	(6,162)
Income tax benefit (expense)	(6,005)	6,009
Loss on equity method investments	(467)	(1,489)
Net income (loss)	$24,446	$(1,642)
Operational EBITDA	$124,412	$121,266

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Nine Months Ended September 30,
	2024	2023
Revenue
Service revenue
Commercial	$381,353	$356,941
Government	79,546	79,500
Total service revenue	460,899	436,441
Subscriber equipment	69,819	89,474
Engineering and support service	86,973	70,068
Total revenue	617,691	595,983
Operating expenses
Cost of services (exclusive of depreciation and amortization)	129,761	113,431
Cost of subscriber equipment sales	40,595	56,075
Research and development	19,899	14,541
Selling, general and administrative	127,487	109,391
Depreciation and amortization	151,680	267,213
Total operating expenses	469,422	560,651
Operating income	148,269	35,332
Other expense, net
Interest expense, net	(68,706)	(71,273)
Other income (expense), net	(291)	981
Total other expense, net	(68,997)	(70,292)
Income (loss) before income taxes	79,272	(34,960)
Income tax benefit (expense)	(18,501)	16,673
Gain (loss), net on equity method investments	15,664	(4,321)
Net income (loss)	$76,435	$(22,608)
Operational EBITDA	$353,469	$349,026

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$57,693	$56,188	3%	$169,125	$163,593	3%
IoT data(2)	43,695	38,460	14%	124,759	104,971	19%
Broadband(3)	15,549	15,782	(1)%	42,719	43,258	(1)%
Hosted payload and other data service(4)	16,372	15,020	9%	44,750	45,119	(1)%
Total commercial service revenue	133,309	125,450	6%	381,353	356,941	7%
Government service revenue(5)	26,546	26,500	—%	79,546	79,500	—%
Total service revenue	159,855	151,950	5%	460,899	436,441	6%
Subscriber equipment	22,169	20,422	9%	69,819	89,474	(22)%
Engineering and support(6)
Commercial	1,731	1,881	(8)%	4,404	9,304	(53)%
Government	29,016	23,349	24%	82,569	60,764	36%
Total engineering and support	30,747	25,230	22%	86,973	70,068	24%
Total revenue	$212,771	$197,602	8%	$617,691	$595,983	4%
Operational EBITDA
Operational EBITDA	$124,412	$121,266	3%	$353,469	$349,026	1%
Other
Capital expenditures(7)	$18,616	$11,998		$45,622	$57,285
Net debt(8)	$1,652,722	$1,432,123
Cash, cash equivalents and marketable securities	$159,588	$67,877
Term Loan, gross	$1,812,310	$1,500,000
Deferred financing costs	(17,537)	(18,076)
Term Loan, net	$1,794,773	$1,481,924
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium’s satellite system.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the sum of the gross Term Loan and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of September 30,
	2024	2023	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	422	410	3%
IoT data	1,902	1,667	14%
Broadband (3)	16.7	16.5	1%
Total commercial voice and data, IoT data and Broadband service	2,341	2,094	12%
Government
Voice and data and IoT data service
Voice and data	63	61	3%
IoT data	78	81	(4)%
Total government voice and data and IoT data service	141	142	(1)%
Total billable subscribers	2,482	2,236	11%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	5	5	—%	14	13	8%
IoT data	65	89	(27)%	193	219	(12)%
Broadband	(0.1)	0.4	(125)%	0.1	1.5	(93)%
Total commercial voice and data, IoT data and Broadband service	70	94	(26)%	207	233	(11)%
Government
Voice and data and IoT data service
Voice and data	—	1	(100)%	1	1	—%
IoT data	(1)	—	NM	(5)	2	(350)%
Total government voice and data and IoT data service	(1)	1	(200)%	(4)	3	(233)%
Total net billable subscriber additions	69	95	(28)%	203	236	(14)%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
ARPU (2) (4)
Commercial
Voice and data	$46	$46	—%	$45	$45	—%
IoT data	$7.79	$7.90	(1)%	$7.68	$7.49	3%
Broadband	$309	$322	(4)%	$284	$305	(7)%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.